CASCADE’S EARNS ADDITIONAL INTEREST IN EMPRESS PROJECT AND APPOINTS DIRECTOR AND CHIEF FINANCIAL OFFICER

TUCSON, AZ. February 1, 2006/Marketwire/ -- Cascade Energy, Inc. (OTCBB: CSCE), today reports on recent developments at the Company’s Empress, Alberta oil and gas project as well as announces certain management additions.

Empress: Cascade today wishes to announce that it has entered into an agreement with Blue Scorpion Energy Corp., a private Alberta company of which Mr. William Marshall is a director, whereby Cascade has chosen to increase to 70% its interest in three additional sections in which it presently owns a 49% working interest, by paying 100% of the development cost of those three sections. In this regard, Cascade has received an AFE of $472,200 for the drilling of a development gas well (the “10-21-24-2W4M”) that will offset the 11-16-24-2W4M gas well (in which Cascade presently has a 21% interest). The referenced 4-sections together comprise the Empress project.

Appointments: Cascade is please to announce the appointment of Mr. Gordon Samson to its Board of Directors and as its Chief Financial Officer. Mr. Samson is an accredited accountant with approximately 20 years of experience in the financial arena including positions with Canada Customs and Revenue Agency (formerly Revenue Canada); a major Canadian institution as a senior banker; a regional, full service brokerage house; Chief Financial Officer and Chief Executive Officer positions in both the US and Canada serving as a director of a number of public corporations as well as being a member of various audit committees. Mr. Samson has further served as a consultant, performing due diligence for acquisitions and other corporate transactions for various reporting companies. Mr. Samson’s background spans both resource and technology firms.

Mr. William Marshall stated “We are extremely pleased with the increased participation of Cascade in the promising project as Empress and, in light of our growth and prospects, we are very fortunate to welcome a professional of Mr. Samson’s caliber to our team.”

ABOUT CASCADE ENERGY

Cascade is an explorer and developer of oil and natural gas. The primary objective of Cascade is to acquire, discover, upgrade and expand North American onshore oil and gas reserves towards near-term production and cash flow, together with identifying and participating in exploration opportunities. By maintaining a balanced debt and equity mix, Cascade's operating strategy is to become cash flow positive in the short term to allow the Company a re-investment of production dollars to enhance and grow company assets. By sourcing and acquiring prospective and producing properties that fit the company's investment, development and production criteria, Cascade minimizes risk and focuses on assets that provide a low risk, short payback period and significant potential reserves.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, discussions concerning operations or proposed operations at “Empress”, “Bolloque” or “Evi”, the acquisition of oil and gas reserves, any near-term production or cash flow and our ability to become cash flow positive in the short term to allow us to re-invest production dollars to enhance and grow company assets.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the numerous inherent uncertainties associated with oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

ON BEHALF OF THE BOARD

Cascade Energy, Inc.

William Marshall

Contact: William Marshall 1-888-359-9565

(Visit our website at www.cascadeenergyinc.com)